Exhibit 10.92

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (the “Agreement”) is made and entered into as of the 28th day of September, 2012 by and between CHROMCRAFT REVINGTON, INC. (the “Company”), a Delaware corporation, and JAMES M. LA NEVE (the “Executive”), who is currently a resident of the State of Indiana,

R E C I T A L S:

WHEREAS, the Executive is currently employed by the Company as its Chief Financial Officer on an employee-at-will basis; and

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company to have continuity of service and objectivity of executive management, including the Executive, given the current circumstances and economic conditions affecting the Company, as well as to have the Company receive and have the benefit of certain covenants from the Executive relating to, among other matters, non-disclosure of confidential information, non-competition and non-solicitation.

NOW, THEREFORE, in consideration of the foregoing recitals, the respective covenants, agreements and obligations contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

Section 1.             Term of Agreement; Employment Status.

(a)            Term.  This Agreement shall be effective as of the date hereof and shall remain in effect until either the Company or the Executive shall terminate this Agreement upon not less than nine (9) months’ prior written notice to the other; provided, however, that this Agreement may be terminated by the Company or the Executive upon not less than ten (10) days’ prior written notice to the other after a six (6) month period has elapsed immediately following a Change in Control (as hereinafter defined); and provided further, however, that Sections 4, 5 (except for Section 5(c)(i)), 6, 7 and 8 shall survive any termination of this Agreement and shall remain binding upon the Executive and in full force and effect as set forth in such Sections.

(b)           Employment Status.  This Agreement is not and shall not be construed to be an employment agreement or a commitment of the Company for continued employment of the Executive.  The Executive is and shall at all times be an employee-at-will of the Company.  Neither this Agreement nor anything contained herein shall be construed as affecting or limiting the right of the Company or the Executive to terminate the Executive’s employment with the Company at any time for any reason or for no reason.

Section 2.             Defined Terms.  Unless otherwise defined elsewhere herein, all capitalized terms used in this Agreement shall have the definitions set forth in this Section.

(a)           Cause.  For purposes of this Agreement, “Cause” means any of the following:

(i)          any refusal by the Executive to perform the duties and responsibilities consistent with his positions as Chief Financial Officer and Chief Accounting Officer that may be assigned to him by the Company or to follow the lawful directions of the Board of Directors or the Chief Executive Officer of the Company; or

(ii)         any incompetence or gross negligence by the Executive in managing the function(s) over which he has responsibility at the Company or in carrying out his duties and responsibilities as an employee of the Company (as such function(s), duties and responsibilities may be assigned to the Executive from time to time); or

(iii)        any dishonesty, fraud, theft or embezzlement by the Executive upon or against the Company, any of the Company’s subsidiaries or affiliates or any their respective customers; or

(iv)        any conviction of, or the entering of any plea of guilty or nolo contendere by, the Executive for any felony; or

(v)         any violation by the Executive of any law, statute, rule, regulation or governmental requirement that has or may have an adverse effect on the Company or any of the Company’s subsidiaries or affiliates; or

(vi)        any material noncompliance by the Executive with any provision of any employee handbook, code of business conduct and ethics or corporate governance guidelines, or any rule, policy or procedure, of the Company or any of the Company’s subsidiaries or affiliates as are applicable to the Executive (as currently in effect or as may hereafter be in effect from time to time); or

(vii)       the occurrence of any of the events specified in the foregoing subsections that involves an employee of the Company who reports to the Executive and that occurs with the knowledge of the Executive and where the Executive allows or fails to prevent such event from occurring; or

(viii)      any breach by the Executive of any provision of this Agreement; or

(ix)         any refusal by the Executive to work a full-time schedule (defined as 40 hours per week, excluding vacation and other paid time off) while employed by the Company.

(b)            Good Reason.  For purposes of this Agreement, “Good Reason” means (i) a material reduction or a material increase by the Company without the concurrence of the Executive in the Executive’s duties or responsibilities at the Company (other than isolated and insubstantial actions that are promptly remedied by the Company), (ii) any reduction in the Executive’s annual base salary (other than as a result of deductions or withholdings authorized by law or by the Executive), (iii) following a Change in Control (as hereinafter defined), a request by the Company for the Executive to change his principal place of employment from the office or facility to which he is then assigned to an office or facility of the Company or any subsidiary or affiliate of the Company that is more than fifty (50) miles away from the office or facility to which he is assigned on the date of such request, or (iv) a material breach of this Agreement by the Company.

The Executive must notify the Company in writing within thirty (30) days of the initial existence of any fact or circumstance that the Executive believes constitutes Good Reason.  The Company shall then have thirty (30) days following receipt of such notice during which it may cure such fact or circumstance and, if so cured, Good Reason shall no longer exist.

(c)            Disability.  For purposes of this Agreement, “Disability” means an illness or a physical or mental disability or incapacity of the Executive such that the Executive has not been able to perform the essential functions of his duties and responsibilities for or on behalf of the Company (as reasonably determined by the Company), with or without reasonable accommodation, for at least ninety (90) days (whether consecutive or non-consecutive days) during any one (1) year period.  A Disability may, but is not required to, be evidenced by a signed, written opinion of an independent, qualified medical doctor selected by the Board of Directors (or a committee thereof) or the Chief Executive Officer of the Company and paid for by the Company.  The Executive hereby agrees to make himself promptly available for examination by such medical doctor upon reasonable request by the Board of Directors or the Chief Executive Officer of the Company and consents to provide promptly the results of such examination and any diagnosis to the Company.  Nothing in this Section is intended to be in violation of the Americans with Disabilities Act.

(d)            Change in Control.  For purposes of this Agreement, a “Change in Control” shall mean a transaction or series of related transactions pursuant to which (i) at least fifty-one percent (51%) of the outstanding shares of common stock of the Company (on a fully diluted basis) shall subsequent to the date of this Agreement be acquired by any party unrelated to or unaffiliated with the Company, or (ii) the Company merges into, consolidates with or effects any plan of share exchange or other combination with any party that is unrelated to or unaffiliated with the Company in a transaction where the holders of voting shares of the Company immediately prior to the transaction do not hold a majority of the voting shares of the surviving entity immediately following such transaction(s).

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred with respect to a transaction or series of related transactions (A) involving any subsidiary or affiliate of the Company, (B) involving the Employee Stock Ownership and Savings Plan (the “ESOP”) of the Company, its related trust or any other employee benefit plan of the Company or related trust currently or hereafter maintained or sponsored by the Company, (C) pursuant to which the Company is taken private or no longer has shares of stock that are listed for trading on any securities exchange or market, or (D) pursuant to which at least fifty-one percent (51%) of the outstanding shares of common stock of the Company (on a fully diluted basis) are beneficially owned by the ESOP, its related trust or any other employee benefit plan of the Company or related trust and/or persons who are serving as directors, officers or employees of the Company immediately prior to such transaction(s).  In addition, in determining whether a Change in Control has occurred under subsection (d)(i) above, the outstanding shares of common stock of the Company shall include all shares owned by the ESOP, whether allocated or unallocated to the accounts of participants.

Section 3.             Payment Upon Termination of Employment.  Upon the termination of the Executive’s employment with the Company (whether by the Company or by the Executive), the Company shall promptly pay to the Executive that portion of the Executive’s base salary earned through his last day of employment with the Company, all amounts that are fully vested and properly payable on or before his last day of employment under the ESOP as well as all other retirement plans sponsored or maintained by the Company in accordance with the provisions of such plans, and all other amounts that are properly payable to the Executive by the Company on or before his last day of employment that have not been paid to him.  All awards of cash bonuses, stock options, restricted stock, performance shares and other incentive compensation (whether cash or stock based) shall vest or be earned and be paid or distributed to, or be exercisable by, as the case may be, the Executive in accordance with the Executive Incentive Plan of the Company and the written award agreement applicable to such award or, in the absence of an incentive compensation plan or an award agreement relating to a particular award, as determined by the Board of Directors (or a committee thereof) of the Company.  In addition, the Company shall pay severance to the Executive in accordance with the applicable subsection below, subject to termination or reduction in accordance with Section 3(f) and suspension in accordance with Section 3(g).

(a)            Termination by the Company for Cause or by the Executive without Good Reason.  Upon the termination of the Executive’s employment by the Company for Cause or by the Executive without Good Reason, the Company shall pay no severance to the Executive; provided, however, that in the event the Executive retires from the Company after reaching age 65, he shall receive a severance payment, payable in a lump sum, equal to the Executive’s base salary then in effect (calculated as a monthly amount) for three (3) months.

(b)           Termination by the Company Without Cause or by the Executive for Good Reason.  Upon the termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason, the Company shall pay to the Executive, on a monthly basis, a severance payment equal to his base salary then in effect (calculated as a monthly amount) for nine (9) months.

(c)            Termination Upon Death or Disability of the Executive.  Upon the termination of the Executive’s employment upon the Executive’s death or by the Company upon the occurrence of a Disability, the Company shall pay to the Executive or to his estate or personal representative, as appropriate, a severance payment, payable in a lump sum, equal to his base salary then in effect (calculated as a monthly amount) for three (3) months.

(d)           Termination by the Executive following a Change in Control.  Upon the occurrence of any Good Reason (as defined above) during the six (6) month period immediately following a Change in Control, the Executive may terminate his employment and the Company shall pay to the Executive, in a single lump sum, a severance payment equal to his annual base salary then in effect.  The Executive must notify the Company in writing within thirty (30) days of the initial existence of any fact or circumstance that the Executive believes constitutes Good Reason.  The Company shall then have thirty (30) days following receipt of such notice during which it may cure such fact or circumstance and, if so cured, Good Reason shall no longer exist.

(e)            Payment of Severance and Other Amounts.  The payment of monthly severance payments under this Section shall begin on the last day of the month following the month in which the Executive’s last day of employment with the Company occurs.  Any lump sum severance payment and all other amounts shall be paid to the Executive within sixty (60) days following his last day of employment with the Company, unless provided otherwise by the ESOP, another retirement plan of the Company, the Executive Incentive Plan of the Company, Section 409A of the Internal Revenue Code or any other applicable laws, statutes, rules, regulations and government requirements.

(f)             Certain Other Matters.  Notwithstanding the foregoing provisions of this Section 3, the following shall apply:

(i)           As a condition and prior to the Executive receiving any severance payment under this Agreement, the Executive must (A) execute (and not subsequently rescind or revoke) a release substantially similar to the release attached to this Agreement as Exhibit A (“Release of Claims”), (B) repay to the Company any employee advances or other amounts owed to the Company, (C) submit all expense reports for business expenses incurred on behalf of the Company prior to his last day of employment, and (D) return all Company property.  If the Executive fails to perform any of the foregoing, the provisions of Sections 4, 5, 6, 7 and 8 hereof shall nevertheless continue in full force and effect and be binding upon the Executive notwithstanding that the Company shall not pay any severance payment to the Executive.

(ii)          The Company’s obligation to make any severance payment to the Executive under this Agreement shall terminate immediately without reinstatement of any obligation of the Company to resume paying the Executive hereunder if the Executive breaches any of the provisions of this Agreement (including, but not limited to, any of the provisions of Sections 4, 5 or 6 hereof) (“Executive’s Breach”).  To the extent the Executive receives any such severance payments prior to Executive’s Breach, the Executive shall repay all severance paid by the Company (plus the Company’s attorneys fees and costs to collect such amount) other than a sum equal to the Executive’s base salary then in effect (calculated as a monthly amount) for one (1) month, which the Executive may retain with the express understanding that such sum paid is adequate and sufficient consideration to support the Release of Claims executed by the Executive in favor of the Company.  Notwithstanding any such termination of the Company’s obligation to pay any severance hereunder, the covenants of the Executive set forth in Sections 4, 5 and 6 hereof, as well as the provisions of Sections 7 and 8 hereof, shall continue in full force and effect and be binding upon the Executive.  The existence of any claim or cause of action of the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants contained in Sections 4, 5 or 6 of this Agreement.

(iii)         If the Company becomes obligated to make monthly severance payments to the Executive pursuant to this Section 3 (the “Monthly Severance Payments”) and the Executive obtains an employee, consulting or other position with another party without breaching any of his covenants set forth in this Agreement (including, but not limited to, his covenants set forth in Sections 4, 5 and 6 hereof) (“Executive’s New Employment), then the Monthly Severance Payments shall terminate or be reduced as set forth in this paragraph.  For purposes of this paragraph, the “New Monthly Compensation” shall mean the monthly base salary, consulting fee or other compensation associated with the Executive’s new position with another party.  In the event that the Executive’s New Monthly Compensation is equal to or greater than the Executive’s base salary (calculated as a monthly amount) on his last day of employment with the Company, then the Company’s obligation to pay additional Monthly Severance Payments shall immediately terminate.  In the event that the Executive’s New Monthly Compensation is less than the Executive’s monthly base salary on his last day of employment, then the Monthly Severance Payments shall be reduced for the period that the Company is obligated to make any severance payments such that the Monthly Severance Payments shall equal solely the amount by which the Executive’s monthly base salary on his last day of employment exceeds the New Monthly Compensation.

If the Company’s obligation to pay Monthly Severance Payments has been terminated or reduced as provided in the foregoing paragraph, such obligation shall not thereafter be reinstated or increased, in whole or in part, for any reason and shall not affect the Executive’s covenants under Sections 4, 5 or 6 of this Agreement.  The Executive shall promptly provide written notice to the Company of his new position with another party, which shall include an adequate confirmation of his New Monthly Compensation.  If the Executive’s employment with the Company is terminated for any reason (whether by the Company or the Executive), he shall use his best efforts to obtain a new position (but without breaching his non-competition covenants set forth in Section 5 hereof) with another party.  In addition, the Executive shall not do any act or thing relating to any new position or his New Monthly Compensation to circumvent the operation of the foregoing paragraph.

Notwithstanding the foregoing, following a Change in Control and for purposes of determining any termination or reduction of severance contemplated above, if the Company is obligated to pay the Executive a severance payment in a lump sum amount pursuant to Section 3(d), then a comparison of the New Monthly Compensation on an annualized basis shall be made to such lump sum amount that has been or would have been paid to the Executive.  Any overpayment of severance paid to the Executive shall be promptly repaid by the Executive to the Company.

To the extent the Executive receives any of the severance payments prior to Executive’s New Employment, the Executive may retain such payments with the express understanding that the severance payments made are adequate and sufficient consideration to support the Release of Claims executed by the Executive in favor of the Company.

(g)           Delay of Payment under Certain Circumstances.  Notwithstanding the foregoing provisions of this Section 3, all amounts under this Agreement that (i) are payable to the Executive due to the Executive’s Separation from Service, as described in Treasury Regulation §1.409A-1(h), for a reason other than the Executive’s death, (ii) are payable at a time when the Executive is a “Specified Employee” as defined in Treasury Regulation §1.409A-1(i), and (iii) provide for a “deferral of compensation” as defined in Treasury Regulation §1.409A-1(b) under Sections 6(b) and 6(e), shall be suspended for six (6) months following such Separation from Service.  The Executive shall receive a lump sum payment of the amounts so suspended on the first day following the six-month suspension period, with such lump sum payment being subject to termination or reduction as set forth in Section 3(f).

Section 4.             Non-Disclosure; Return of Confidential Information and Other Property.

(a)            Confidential Information; Non-Disclosure.  At all times while the Executive is employed by the Company and at all times thereafter, the Executive shall not (i) directly or indirectly disclose, provide or discuss any Confidential Information with or to any party other than those directors, officers, employees, representatives and agents of the Company or any of the Company’s subsidiaries or affiliates who need to know such Confidential Information for a proper corporate purpose, and/or (ii) directly or indirectly use any Confidential Information (A) to compete against the Company or any of the Company’s subsidiaries or affiliates, (B) to the detriment of the Company or any of the Company’s subsidiaries or affiliates, or (C) for the Executive’s own benefit or for the benefit of any party other than the Company or any of the Company’s subsidiaries or affiliates.  The Executive agrees that all Confidential Information is and at all times shall remain the property of the Company or the Company’s subsidiaries or affiliates, as applicable.

For purposes of this Agreement, the term “Confidential Information” means any and all of the following, whether disclosed to or known by the Executive before or after the date of this Agreement:

(i)           any and all materials, records, data, documents, lists and information (whether in writing, printed, verbal, electronic, digital, imaged, on disk, CD, DVD or otherwise) (A) relating or referring in any manner to the business, operations, affairs, financial condition, results of operation, assets, liabilities, sales, revenues, income, estimates, projections, budgets, policies, strategies, techniques, methods, products, developments, suppliers, vendors, relationships and/or customers of the Company or any of the Company’s subsidiaries or affiliates that are confidential, proprietary or not otherwise publicly available (other than through disclosure by the Executive or any other impermissible disclosure), or (B) that the Company or any of the Company’s subsidiaries or affiliates has deemed confidential, proprietary or nonpublic;

(ii)          without limiting the foregoing, any and all trade secrets of the Company or any of the Company’s subsidiaries or affiliates;

(iii)         without limiting the foregoing, any and all material nonpublic information of the Company or any of the Company’s subsidiaries or affiliates within the meaning and intent of the federal securities laws; and

(iv)        any and all notes, copies, summaries, analyses, extracts, documents or information (whether prepared by the Company or a subsidiary or affiliate of the Company, the Executive or otherwise) which relate or refer to or reflect any of the items set forth in (i), (ii) or (iii) above.

(b)           Return of Confidential Information and Other Property.  The Executive covenants and agrees (i) to return promptly to the Company, at the Company’s headquarters, on his last day of employment all Confidential Information that is still in the Executive’s possession or control on his last day of employment with the Company or the location of which the Executive knows (including, but not limited to, any Confidential Information contained on the Executive’s personal or home computer), and (ii) to return promptly to the Company, at the Company’s headquarters, on his last day of employment all vehicles, equipment, computers, personal digital assistants, BlackBerrys, iPhones, mobile telephones, credit cards, keys, access cards, passwords and other property of the Company or any of the Company’s subsidiaries or affiliates that are still in the Executive’s possession or control on his last day of employment or the location of which the Executive knows, and to cease using any of the foregoing on and after his last day of employment.

Section 5.             Non-Competition and Non-Solicitation.

(a)            The Executive hereby understands, acknowledges and agrees that, by virtue of his position at the Company, he has or will have advantageous familiarity and personal contacts with the suppliers, vendors, employees and customers (wherever located) of the Company and the Company’s subsidiaries or affiliates and has and will have advantageous familiarity with the Confidential Information.  As such, and in view of the competitive nature of the business in which the Company and the Company’s subsidiaries and affiliates are or may be engaged, the Executive agrees that the covenants set forth in Sections 4, 5 and 6 are reasonable and necessary for the protection of the Company’s business and the Confidential Information.

(b)            At all times while the Executive is employed by the Company, he shall not engage in or compete with, or assist another party in engaging in or competing with (or finance, operate or control) any business, operation or activity which is conducted or proposed to be conducted by the Company or any of the Company’s subsidiaries or affiliates (or which is in the same or a similar line of business as or competes with the Company or any of the Company’s subsidiaries or affiliates), nor shall he shall solicit in any manner, seek to obtain, service or accept any business for or on behalf of a party other than the Company or any of Company’s subsidiaries or affiliates relating to any products or services offered or sold by the Company or any of Company’s subsidiaries or affiliates.

(c)            For a period of nine (9) months following his last day of employment with the Company (whether the Executive’s employment is terminated by the Company or the Executive and whether such termination is with or without Cause, with or without Good Reason or otherwise), the Executive shall not, in any location within the United States of America, directly or indirectly, or individually or together with any other party, as owner, shareholder, investor, member, partner, proprietor, principal, director, officer, employee, manager, agent, representative, independent contractor, consultant or otherwise:

(i)           engage in or compete with or assist another party in engaging in or competing with (or finance, operate or control) any business, operation or activity which competes with any business, operation or activity that is conducted or actively being developed or pursued by the Company or any of the Company’s subsidiaries or affiliates (or which is in the same or a similar line of business as the Company or any of its subsidiaries or affiliates) during such nine (9) month period, or which was conducted or actively being developed or pursued by the Company or any of the Company’s subsidiaries or affiliates at any time during the one (1) year period preceding his last day of employment; or

(ii)          solicit in any manner, seek to obtain, service or accept any business of any party who is a customer of the Company or any of the Company’s subsidiaries or affiliates relating to products or services offered or sold by any of them during such nine (9) month period or who was an existing or prospective customer of the Company or any of the Company’s subsidiaries or affiliates at any time during the one (1) year period preceding the Executive’s last day of employment; or

(iii)         offer or provide employment, hire or engage (whether on a full-time, part-time or consulting basis or otherwise) any individual who is an employee of the Company or any of the Company’s subsidiaries or affiliates on the last day of the Executive’s employment or who was such an employee at any time during the one (1) year period preceding the Executive’s last day of employment, nor shall the Executive request or attempt to influence any person who is employed by the Company or any of the Company’s subsidiaries or affiliates on the Executive’s last day of employment to terminate such employee’s employment with the Company or any of the Company’s subsidiaries or affiliates; or

(iv)        request, encourage or advise any party who is a customer, supplier, vendor or otherwise doing business with the Company or any of the Company’s subsidiaries or affiliates during such nine (9) month period to terminate, reduce, limit or change their business or relationship with the Company or any of the Company’s subsidiaries or affiliates.

Notwithstanding the foregoing, in the event the Executive terminates his employment with the Company following a Change in Control in accordance with Section 3(d) hereof, then the covenants of the Executive set forth above in this Section 5(c) shall be in effect for twelve (12) months instead of nine (9) months.

(d)           The Executive acknowledges the nationwide scope of the business of the Company and the Company’s subsidiaries or affiliates.  Nevertheless, in the event that any provision of Section 5(c) is found by a court of competent jurisdiction to exceed the geographic or other restrictions permitted by applicable law, then the court shall have the power to reduce, limit or reform (but not to increase or make greater) such provision to make it enforceable to the maximum extent permitted by law, and such provision shall then be enforceable against the Executive in its reduced, limited or reformed manner.

(e)           The Company and the Executive agree that the provisions of this Section 5 shall be severable in accordance with Section 8(e) hereof.

(f)           The restrictions and covenants contained in this Section 5 shall be deemed not to run during all periods of noncompliance, with the intention of the parties being to have such restrictions and covenants apply during the full periods specified in this Section.

Section 6.             Intellectual Property.  The Executive understands, acknowledges and agrees that each and every invention, idea, concept, discovery, improvement, device, design, drawing, specification, prototype, sample, engineering, apparatus, practice, process, method, technique or product (whether or not patentable or copyrightable) made, created, developed, perfected, devised, conceived, worked on or first reduced to practice by the Executive, either solely or in collaboration with others, during the period of the Executive’s employment with the Company (whether or not during regular working hours) relating, directly or indirectly, to the business, operations, affairs, products, designs, practices, techniques or methods of the Company or any of the Company’s subsidiaries or affiliates (the “Intellectual Property”) is and shall be the exclusive property of the Company or a subsidiary or affiliate of the Company, as applicable.  The Executive hereby forever, unconditionally and irrevocably releases and relinquishes any and all right, title and interest that he may have in and to the Intellectual Property worldwide and hereby forever, unconditionally and irrevocably assigns to the Company or any of the Company’s subsidiaries or affiliates any and all of the Executive’s right, title and interest in and to the Intellectual Property worldwide.  At the request and expense of the Company or a subsidiary or affiliate of the Company, the Executive shall (a) execute any and all assignments, documents and other writings that the Company or a subsidiary or affiliate of the Company determines are necessary to evidence ownership of the Intellectual Property in the Company or a subsidiary or affiliate of the Company, (b) execute any and all applications and registrations of the Company or a subsidiary or affiliate of the Company for patents, trademarks and/or copyrights relating to the Intellectual Property, and (c) assist the Company or a subsidiary or affiliate of the Company in obtaining any and all patents, trademarks and copyrights that it desires relating to the Intellectual Property.

Section 7.            Certain Remedies.  The Executive understands and agrees that the Company will suffer irreparable damage and injury and will not have an adequate remedy at law in the event of any actual, threatened or attempted breach by the Executive of any provision of Section 4, 5 or 6.  Accordingly, in the event of a breach or a threatened or attempted breach by the Executive of any provision of Section 4, 5 or 6, in addition to all other remedies to which the Company is entitled at law, in equity or otherwise, the Company shall be entitled to a temporary restraining order, a permanent or temporary injunction and/or a decree of specific performance of any provision of Section 4, 5 or 6.  In addition, in the event of any breach by the Executive of any provision of Sections 4, 5 or 6, the Executive shall immediately repay to the Company all severance payments paid to him under Section 3 hereof.  The parties agree that a bond posted by the Company in the amount of One Thousand Dollars ($1,000) shall be adequate and appropriate in connection with such restraining order or injunction and that actual damages need not be proved by the Company prior to it being entitled to obtain such restraining order, injunction or specific performance.  The foregoing remedies shall not be deemed to be the exclusive rights or remedies of the Company for any breach of or noncompliance with this Agreement by the Executive but shall be in addition to all other rights and remedies available to the Company at law, in equity or otherwise.

Section 8.             Miscellaneous.

(a)            Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the Company and the Executive and their respective heirs, executors, representatives, successors and assigns; provided, however that the Executive may not assign this Agreement, or any of his rights and obligations hereunder, without the prior written consent of the Company.  The Company may, without the consent of the Executive, assign this Agreement, and its rights and obligations hereunder, to (i) any subsidiary or affiliate of the Company, or (ii) any successor of the Company or any other third party in connection with any reorganization, merger, consolidation, share exchange, combination, sale of stock or assets, dissolution or similar transaction involving the Company.  In the event of any such permitted assignment of this Agreement, all references to the “Company” shall thereafter mean and refer to the assignee of the Company.

(b)           Waiver.  Either party hereto may, by a writing signed by the waiving party, waive the performance by the other party of any of the covenants or agreements to be performed by such other party under this Agreement.  The waiver by either party hereto of a breach of or noncompliance with any provision of this Agreement shall not operate or be construed as a continuing waiver or a waiver of any other or subsequent breach or noncompliance hereunder.  The failure or delay of either party at any time to insist upon the strict performance of any provision of this Agreement or to enforce its rights or remedies under this Agreement shall not be construed as a waiver or relinquishment of the right to insist upon strict performance of such provision, or to pursue any of its rights or remedies for any breach hereof, at a future time.

(c)            Amendment.  This Agreement may be amended or modified only by a written agreement executed by both parties hereto.

(d)            Headings.  The headings in this Agreement have been inserted solely for ease of reference and shall not be considered in the interpretation or construction of this Agreement.

(e)            Severability.  In case any one or more of the provisions (or any portion thereof) contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions (or portion thereof) had never been contained herein; provided, however, if any provision of Section 5 of this Agreement shall be determined by a court of competent jurisdiction to be unenforceable because of the provision’s scope, duration, geographic restriction or other factor, then such provision shall be considered divisible and the court making such determination shall have the power to reduce or limit (but not increase or make greater) such scope, duration, geographic restriction or other factor or to reform (but not increase or make greater) such provision to make it enforceable to the maximum extent permitted by law, and such provision shall then be enforceable against the appropriate party hereto in its reformed, reduced or limited form.

(f)             Counterparts; Electronic Signatures.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same agreement.  Either party may execute this Agreement by means of original, facsimile or electronic signatures, and a facsimile or electronic signature shall be deemed an original signature for all purposes.

(g)           Voluntary Execution; Construction.  The Executive agrees that he has executed this Agreement voluntarily and not as a condition to continued employment with the Company.  This Agreement shall be deemed to have been drafted by both parties hereto.  This Agreement shall be construed in accordance with the fair meaning of its provisions and its language shall not be strictly construed against, nor shall ambiguities be resolved against, any party.

(h)           Entire Agreement.  This Agreement constitutes the entire understanding and agreement between the parties hereto (and supersedes all other prior understandings, commitments, representations, negotiations, contracts and agreements) relating to the subject matter hereof.

(i)             Governing Law; Venue; Waiver of Jury Trial.  Because the Company maintains its principal place of business in the State of Indiana, this Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, without reference to any choice of law provisions, principles or rules thereof (whether of the State of Indiana or any other jurisdiction) that would cause the application of any laws of any jurisdiction other than the State of Indiana.  Any demand, claim, counterclaim, action, suit or proceeding relating to this Agreement shall be brought only in a federal or state court of competent jurisdiction in the State of Indiana.  In connection with the foregoing, the parties hereto irrevocably consent to the jurisdiction and venue of such court and expressly waive any claims or defenses of lack of jurisdiction of or proper venue by such court.  THE COMPANY AND THE EXECUTIVE HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TO THE MAXIMUM EXTENT PERMITTED BY LAW ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY DEMAND, CLAIM, COUNTERCLAIM, ACTION, SUIT OR PROCEEDING ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT.

(j)             Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) upon delivery by hand (in the Company’s case, to its Chairman or Secretary); (ii) two (2) business days after deposit in regular United States Mail, first class postage pre-paid (not certified or registered mail); (iii) on the next business day after deposit with an overnight delivery service; or (iv) on the date indicated on the fax confirmation page or the electronic mail of the sender (except no e-mail notices or communications may be given to the Company).  All notices and other communications shall be addressed as follows: if to the Company, c/o the Chairman or the Secretary of the Company at the Company’s corporate headquarters; and if to the Executive, to his last known address or fax number as reflected on the personnel records of the Company; or to such other address as either party hereto may have furnished to the other in writing in accordance herewith.

(k)            Recitals.  The first paragraph and the recitals or “Whereas” clauses contained on page 1 of this Agreement are expressly incorporated into and made a part of this Agreement.

(l)             Taxes.  All taxes (other than the Company’s portion of any FICA or other employment taxes, if applicable) on the severance payments and other amounts payable to the Executive under this Agreement or any plans of the Company shall be the responsibility of and paid by the Executive.  The Company shall be entitled to withhold from any severance payments and all other amounts payable to him under this Agreement (i) applicable income, FICA, employment and other taxes, and (ii) other appropriate and customary amounts.

(m)           Non-disparagement.  Following any termination of the Executive’s employment with the Company, the Executive shall not publicly disparage or make or publish any negative statements or comments about the Company, any of the Company’s subsidiaries or affiliates or any of their respective products, strategies, directors or employees.  Following any termination of the Executive’s employment with the Company, and subject to applicable law, no executive officer of the Company or member of the Company’s Board of Directors shall publicly disparage or make or publish any negative statements or comments about the Executive.

(n)           Cooperation.  For a period of two (2) years following any termination of the Executive’s employment with the Company and upon the request of the Company or any of the Company’s subsidiaries or affiliates, the Executive shall reasonably cooperate, assist and make himself available (for testimony or otherwise) at appropriate times and places as reasonably determined by the Company or any of the Company’s subsidiaries or affiliates in connection with any demand, claim, action, suit, proceeding, examination, investigation, litigation or deposition by, against or affecting the Company or any of the Company’s subsidiaries or affiliates.  In connection with the foregoing, the Company shall pay the Executive a fee of $500 for each day that the Company or any subsidiary or affiliate of the Company requests the Executive to cooperate, assist or make himself available; provided, however, that if the Company has paid, is paying or will pay any severance to the Executive, then the Executive shall not be entitled to receive such daily fee during the one (1) year period following the Executive’s last day of employment.  In addition, the Company shall also reimburse the Executive for his reasonable out-of-pocket travel expenses that are approved in advance by the Chief Executive Officer of the Company in connection with such cooperation.  The Company shall not pay such daily fee or reimburse for such expenses in connection with any demand, claim, action, suit or proceeding relating to this Agreement.

(o)            Severance Pay Policy of the Company.  The Executive shall not be entitled to any payments or benefits under any severance pay policy or practice of the Company if he receives any severance payment under this Agreement or if he would have been entitled to receive any such severance payment but for the fact that the Executive failed to execute (or subsequently rescinded or revoked) a release substantially similar to the release attached to this Agreement or otherwise breached this Agreement.  If this Agreement is no longer in effect and the Executive’s employment is subsequently terminated by the Company, then the Executive shall be entitled to receive a severance payment in accordance with the Company’s severance pay policy or practice then in effect.  This subsection (o) shall survive any termination of this Agreement and shall remain binding upon the Company.

(p)            Adequate Consideration.  The Executive understands and agrees that the Company’s execution of this Agreement and/or the severance payments to which he is entitled under this Agreement (even if not paid as expressly permitted in this Agreement) shall constitute adequate consideration for his covenants and agreements set forth in Section 6 (Non-Disclosure, etc.), Section 7 (Non-Competition), Section 8 (Non-Solicitation) and Section 9 (Intellectual Property) of this Agreement.

[Remainder of this page left blank.  Signature page follows this page.]

IN WITNESS WHEREOF, the Company and the Executive have made, entered into, executed and delivered this Agreement as of the day and year first above written.

/s/ James M. La Neve
James M. La Neve

CHROMCRAFT REVINGTON, INC.

By:	/s/ Ronald H. Butler
Ronald H. Butler, Chairman and Chief
Executive Officer

EXHIBIT A

RELEASE OF CLAIMS

1.              In consideration of the payment by Chromcraft Revington, Inc. (the “Company”) of severance payments in accordance with a Severance Agreement dated September 28, 2012 between the Company and the undersigned (the “Severance Agreement”) and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby irrevocably, unconditionally and forever releases, waives and covenants not to sue or make any claim against the Company, its predecessors and successors, its subsidiaries and affiliates, their respective former, present and/or future stockholders, members, owners, directors, officers, employees, managers, fiduciaries, trustees, administrators, insurers, attorneys, representatives and agents, and all persons acting by, through, under or together with any of them (collectively, the “Released Parties”) for or from any and all claims, counterclaims, complaints, allegations, disagreements, demands, actions, causes of action, proceedings, liabilities, obligations and other amounts of any nature whatsoever (including, but not limited to, claims for damages, attorneys fees, interest and costs), whether administrative or judicial, known or unknown, suspected or unsuspected, matured or unmatured, in contract or tort, or otherwise, that exist as of (or that existed prior to) the date that the undersigned signs this Release.  Without limiting the generality of the foregoing and except as expressly set forth in the last sentence of this paragraph, the undersigned understands and agrees that this Release includes and constitutes a complete waiver and release by the undersigned in all capacities (including, but not limited to, as a stockholder, officer, employee, individual or otherwise), and by his spouse, heirs, executors, administrators, representatives and assigns, of any and all claims against each of the Released Parties based upon, arising out of or in any manner related to (a) the payment, award, promise, earning or vesting of any salary, bonus, incentive compensation, restricted stock, stock options, performance shares, commissions, other compensation and all other amounts from each of the Released Parties, (b) any plan, policy or program relating to health, medical, hospitalization, dental, disability, life or other insurance maintained by the Company, (c) any retirement or profit sharing plan, policy or program sponsored or maintained by the Company, (d) any vacation, sick time and other paid time off, (e) any severance payments from the Company under the Company’s severance pay policy or otherwise, (f) all other employee benefits from the Company or any plan, policy or program of the Company, (g) any expense reimbursement from the Company, (h) any wrongful termination or discharge, breach of contract, infliction of emotional distress or discrimination based on age, race, sex, religion, national origin, disability, veterans status, sexual orientation, gender identity or any other claim of employment discrimination, and (i) all other theories of recovery, including, but not limited to, claims arising under the following laws and amendments thereto, if any: the Civil Rights Act of 1866 (42 U.S.C. § 1981), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, the Federal Rehabilitation Act of 1973, the Family and Medical Leave Act, the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act of 1974, any other federal or state employment law, all federal or state wage and hour laws, and all other similar federal, state or local laws, statutes, rules or regulations.  Notwithstanding the foregoing, this Release does not affect, release or waive any of the undersigned’s claims for (i) payment of his base salary earned through his last day of employment with the Company, (ii) payments or benefits that are vested and properly payable under the Company’s Employee Stock Ownership and Savings Plan, (iii) any of the undersigned’s claims for benefits properly made prior to the date of this Release and payable under the Company’s health benefit plan, and, in the case of proper claims made following the date of this Release, only if the undersigned has made a valid election to receive continuation coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”), (iv) payment of any severance payments to the undersigned in accordance with the Severance Agreement, and (v) any right to indemnification under the Company’s Certificate of Incorporation or By-Laws or under applicable Delaware law if the undersigned is entitled to such indemnification.

2.              This Release shall be construed as broadly and comprehensively as applicable law permits; provided, however, that this Release shall not be construed as releasing or waiving any right that, as a matter of law, cannot be released or waived, including but not limited to any right to file a charge or participate in an investigation or proceeding conducted by the U.S. Equal Employment Opportunity Commission.  Notwithstanding the foregoing, the undersigned waives any right to recover monetary and equitable remedies in his own behalf in any such investigation or proceeding.

3.              The undersigned acknowledges that the Company has advised him to consult with an attorney of his own choice prior to signing this Release and that he has had ample time and adequate opportunity to discuss thoroughly all aspects of this Release with his attorney.

4.              Because the undersigned is forty (40) years of age or older, he acknowledges that the Company has advised him that he has a period of twenty-one (21) days to review and consider this Release.  The undersigned understands that he may use as much or all of the twenty-one (21) day period as he desires prior to signing this Release.  Upon execution of this Release, the undersigned waives any remaining portion of the twenty-one (21) day review period.

5.              Because the undersigned is forty (40) years of age or older, he acknowledges that the Company has advised him that he may revoke this Release within seven (7) days after signing it.

ANY SUCH REVOCATION MUST BE IN WRITING AND RECEIVED BY THE COMPANY AT THE FOLLOWING ADDRESS NOT LATER THAN 5:00 P.M. (EASTERN TIME) ON THE SEVENTH (7TH) DAY FOLLOWING THE DATE OF EXECUTION OF THIS RELEASE:

Chromcraft Revington, Inc.
Attn:  Chairman of the Board
1330 Win Hentschel Boulevard
West Lafayette, Indiana 47906

6.              The undersigned understands and agrees that the Company shall not be obligated to pay any severance contemplated by the Severance Agreement if this Release is not signed or, upon the signing of this Release, if it is then subsequently revoked or breached.  The undersigned represents and agrees that he has not made any assignment or other transfer of any claim or other matter released herein.

7.              The undersigned understands and agrees that Sections 3(f), 3(g), and 4 through 8, inclusive, of the Severance Agreement (and the defined terms set forth in the other provisions of the Severance Agreement), continue in full force and effect and that he is bound by each of such Sections in accordance with the provisions thereof.

8.              All provisions of this Release are severable from one another.  In case any one or more of the provisions (or any portion thereof) contained in this Release shall, for any reason, be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision of this Release, but this Release shall be construed as if such invalid or unenforceable provision or provisions (or portion thereof) had never been contained herein.  This Release shall be governed by and construed in accordance with the laws of the State of Indiana, without reference to any choice of law provisions, principles or rules thereof (whether of the State of Indiana or any other jurisdiction) that would cause the application of any laws of any jurisdiction other than the State of Indiana.  This Release cannot be assigned, terminated or amended without the prior written consent of the Company (by its Chairman).

IN WITNESS WHEREOF, the undersigned has executed this Release of Claims as of the date indicated below.

James M. La Neve

Dated: